Exhibit 11
                      LUNAR CORPORATION AND SUBSIDIARIES
             Statement Regarding Computation of Earnings Per Share
                                  (Unaudited)

                                                  Three months ended
                                         September 30,           September 30,
                                             1997                    1996
                                         -------------           -------------
Net income                                 $2,012,993              $2,900,962
                                         =============           =============

Weighted average shares outstanding         8,715,833               8,513,892

Stock options calculated according
to the treasury stock method                  405,776                 558,403

Weighted average number of common
 and common-equivalent shares
 outstanding                                9,121,609               9,072,295
                                         =============            ============

Net income per common and
 common-equivalent shares                       $0.22                   $0.32
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